中國易達控股
CHINA YIDA HOLDING, CO.

China Yida Holding, Co.
Room 1302-3 13/F. Crocodile House II
55 Connaught Road Central
Hong Kong

April 23, 2008

Mr. Peter Zheng
No.5 Guangqumenwai Street
Chaoyang District
Beijing 100022, PRC

Dear Peter:

China Yida Holding. Co.(the "Company") is pleased to offer you the position of Chief Financial Officer ("CFO"). You will work on this position on the part time basis. with your monthly salary as THREE THOUSAND US DOLALRS (USD$3,000. 00); plus bonus based upon your performance.

The Company requests that a departing employee refrain from using or disclosing the Company's confidential information in any manner which might be detrimental to or conflict with the business interests of the Company or its employees. This Agreement does not prevent a former employee from using his or her general knowledge and experience-no matter when or how gained-in any new field or position.

We hope that you and the Company will find mutual satisfaction with your employment. All of us at the Company are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment by giving the Company three months prior notice with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding court in Hong Kong International Arbitration Association.

This letter contains the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please contact the undersigned. Kindly indicate your consent to

this employment agreement by signing and returning a copy of this letter to me.

Your starting date for commencement of employment will be April 25, 2008.

Very truly yours,

ACCEPTED

Minghua Chen
Chairman/CEO

Date: April 23, 2008

Peter Zheng

Date: April 23, 2008